## PROMISSORY NOTE

**US$637,585** **December 31, 2012**

**TO: Pequot Resources Inc.**

FOR VALUE RECEIVED, Gen Biopharma Inc. ("Gen") promises to pay to the order of Pequot Resources Inc. (the "Lender") the Principal Sum of $637,585 in lawful currency of the United States of America (the "Principal Sum").

It is understood and agreed that Gen shall pay to the Lender all of the principal and accrued interest evidenced by this Promissory Note on September 30, 2012, unless prior to such date the closing of a definitive agreement between Pequot Resources Inc. and Gen has occurred.

The Principal Sum or such amount as shall remain outstanding from time to time shall not bear interest until the Maturity Date. If not repaid or otherwise extinguished at the Maturity Date, the loan shall bear interest at the rate of 10% per annum, payable in quarterly installments from the Maturity Date. In the event of any partial repayments made on the Principal Sum, such payments shall be applied firstly towards accrued interest and then towards the Principal Sum.

This Promissory Note is being issued in accordance with and is subject to the terms of a letter agreement entered into between the undersigned and the Lender dated as December 31, 2012.

The undersigned shall have the privilege of prepaying in whole or in part the Principal Sum and accrued interest.

Presentment, protest, notice of protest and notice of dishonor are hereby waived.

**Gen Biopharma Inc.**

Dr. Joseph Sinkule

Signature

Joseph Sinkule, Chairman

Name of Signatory and Title

{W0176996.DOC}